Exhibit 99.1

UNIFY REPORTS FISCAL 2011 FIRST QUARTER
FINANCIAL RESULTS

ROSEVILLE, Calif., – August 31, 2010 – Unify Corp. (NASDAQ: UNFY), an information management and eDiscovery company, today announced financial results for its fiscal 2011 first quarter, ended July 31, 2010.

First Quarter Highlights
  Completed merger of leading eDiscovery solutions company, Daegis, on June 29, 2010
  Total revenue was $9.9 million, up 119%, compared to $4.5 million last year
  Archiving and eDiscovery revenue was $5.6 million, up 414%, compared to $1.1 million last year. Included in both total revenue and eDiscovery revenue was approximately one month of revenue from the Company’s merger with Daegis
  Database and Development Products and Modernization Solutions revenue was $4.3 million, up 26%, compared to $3.4 million last year
  Gross margins increased to 77% from 73% in the fourth quarter of fiscal 2010
  Adjusted EBITDA was $893,000, including expenses of $1.4 million in professional fees related to the Daegis merger, as compared to a loss of $1.5 million last year (see attached reconciliation table)
  Net loss was $858,000, compared to a net loss of $2.2 million last year
  Non-GAAP net income was $1.7 million or $0.15 per share, compared to a loss of $1.2 million or $0.14 per share last year (see attached reconciliation table)
  Reiterated fiscal 2011 annual guidance of total revenue in the range of $52 to $58 million and clarified Adjusted EBITDA to be a minimum of $7.6 million, which had previously included an add back of $1.4 million of professional fee expenses associated with the Daegis merger.
Fiscal 2011 First Quarter Financial Results

The Company reported first quarter total revenues of $9.9 million, up 119%, compared to $4.5 million in the first quarter of fiscal 2010. Software license revenue decreased 4% to $1.3 million, compared to $1.4 million for the first quarter in 2010. Maintenance and hosting revenue was $5.3 million, an increase of 105%, compared to $2.6 million in the year ago quarter. Consulting and Implementation Services revenue was $3.3 million, up 517%, compared to $529,000 in the same quarter last year. Included in the first quarter’s revenue is one month of eDiscovery hosting and consulting services revenue from Unify’s merger with Daegis, which closed on June 29, 2010, and therefore was not included in the prior year comparable amounts.

Gross margin was 77%, compared to 87% for the first quarter of last year. First quarter loss from operations was $309,000, compared to a loss from operations of $2.3 million for the first quarter of fiscal 2010. Net loss was $858,000 or $0.08 per diluted share for the first quarter, compared to a net loss of $2.2 million, or $0.27 per diluted share in the first quarter of fiscal 2010.

Adjusted EBITDA for the quarter was $893,000, compared to an Adjusted EBITDA loss of $1.5 million for the first quarter of 2010. Excluding $1.4 million of expenses for the professional fees paid in conjunction with the Daegis merger, Adjusted EBITDA would have been $2.3 million for the first quarter. Non-GAAP net income for the quarter was $1.7 million or $0.15 per diluted share, compared to a non-GAAP net loss of $1.2 million or $0.14 per diluted share in the same quarter of last year.

Unify ended the first quarter with cash and cash equivalents of $5.4 million at July 31, 2010, compared to $3.1 million reported at April 30, 2010. Long-term debt was $25.7 million and convertible long-term debt was $6.2 million at July 31, 2010. The Company had $12,000 in long-term debt and no long-term convertible debt as of April 30, 2010. The increase in cash and cash equivalents and long-term and convertible debt was due to the merger with Daegis, which was financed with $30 million in senior and revolving debt and seller carried convertible notes. The Company’s accounts receivable increased to $13.2 million, as compared to $6.2 million as of April 30, 2010, primarily due to the merger with Daegis. Deferred revenue decreased to $8.0 million, as compared to $9.7 million as of April 30, 2010, which is consistent with previous years as a result of the lower volume of maintenance contracts that are renewed during the first quarter’s summer months.

Business Discussion

“We achieved solid revenue growth in both of our business segments and recorded significant non-GAAP net income as a result of our continued business momentum and the successful execution of our merger and acquisition strategy,” said Todd Wille, chief executive officer of Unify.

“The combination of our archiving business and one month of Daegis’ eDiscovery business represented 56% of our total revenue and a significant increase over last year. Both archiving and eDiscovery represent fast growing market opportunities in which, post merger, we are well positioned to leverage and exploit. We are already demonstrating sales momentum and product synergies between these two businesses and we are in development of our new eDiscovery software platform, which we expect to launch before the end of fiscal 2011.

“Our database and development products and modernization and migration business also performed well in the first quarter, representing 44% of our total revenue and growing 26% year over year. Maintenance renewals remained consistent and we continue to see 50% contribution margins from this business. We expect this business segment to continue to perform well throughout the remainder of the year with the upcoming major release of Team Developer 6.0 and the continued traction we are seeing in our government modernization practice.

“Looking forward, we are extremely excited about fiscal 2011 and the opportunities for significant growth,” concluded Wille.

Fiscal 2011 Financial Guidance

In consideration of its merger with Daegis, Unify provided the following combined company guidance for fiscal year 2011 in its fourth quarter earnings press release. Unify is reiterating the revenue annual guidance and clarifying the Adjusted EBITDA guidance.

Unify expects GAAP revenue for fiscal 2011 to be in the range of $52 to $58 million. The Company is clarifying Adjusted EBITDA for fiscal 2011 to be a minimum of $7.6 million, which had previously included an add back of $1.4 million of professional fee expenses related to the Daegis merger. The revised definition for Adjusted EBITDA represents the traditional EBITDA plus an additional add back only for stock option compensation expense and now excludes an add back for professional fees and costs from the Daegis merger.

Investor Conference Call

Unify management will host a conference call today, August 31, 2010, at 2:00 p.m. PT (5:00 p.m. ET) to review the first quarter financial results. The call can be accessed by dialing (877) 941-4775 or (480) 629-9761 for international callers and providing the company name. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section. A replay of the call will be available approximately two hours following the end of the call through 11:59 p.m. EST on September 7, 2010 by dialing (800) 406-7325 or (303) 590-3030 for international callers and using the following passcode: 4353248#.

About Unify

Unify is a software and services company with industry-leading solutions for eDiscovery, archiving, application development and migration, and data management. Unify is headquartered in Roseville, CA, with offices in San Francisco, CA, Rutherford, NJ, London, Munich, Calgary, Paris, Sao Paulo and Sydney. Visit www.unify.com or email info@unify.com. Follow Unify on Twitter at www.twitter.com/GoUnify. Follow http://www.daegis.com/dochunter Daegis at www.daegis.com or www.twitter/daegis.

Use of Non-GAAP Financial Information

To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Unify uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. For more information on these non-GAAP financial measures including how they are calculated, please see the table in this release captioned "Reconciliation of GAAP to Non-GAAP" which includes a reconciliation of the GAAP results to non-GAAP results.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. When the words “believes,” “expects,” “plans,” “projects,” “estimates” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Examples of forward-looking statements in the press release include the statements related to the Company’s annual guidance and the statements made by Mr. Wille. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market and economic conditions, our ability to execute our business strategy and integrate acquired businesses, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31,	April 30,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$5,380	$3,055
Accounts receivable, net	13,153	6,194
Prepaid expenses and other current assets	898	493
Total current assets	19,431	9,742

Property and equipment, net	2,171	350
Goodwill (1)	30,917	15,835
Intangibles, net (1)	22,478	8,613
Other assets, net	1,339	228
Total assets	$76,336	$34,768

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$1,023	$380
Current portion of long term debt	1,516	1,397
Accrued compensation and related expenses	2,421	1,308
Accrued contingent stock consideration	447	906
Other accrued liabilities	2,524	1,443
Deferred revenue	7,961	9,733
Total current liabilities	15,892	15,167

Long term debt, net of current portion	25,697	12
Convertible long term debt	6,200	—
Deferred tax liabilities (1)	473	557
Other long term liabilities	628	636

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	13	10
Additional paid-in capital	90,240	80,312
Accumulated other comprehensive income	362	383
Accumulated deficit	(63,169)	(62,309)
Total stockholders’ equity	27,446	18,396
Total liabilities and stockholders’ equity	$76,336	$34,768

(1) The fair value of goodwill , intangible assets, net and deferred tax liabilities as of July 31, 2010, are provisional pending the receipt of a final valuation for the Daegis acquisition.

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	July 31,
	2010	2009
Revenues:
Software licenses	$1,339	$1,402
Maintenance and Hosting	5,280	2,580
Consulting and Implementation Services	3,266	529
Total revenues	9,885	4,511

Cost of Revenues:
Software licenses	25	38
Maintenance and Hosting	495	341
Consulting and Implementation Services	1,769	215
Total cost of revenues	2,289	594
Gross profit	7,596	3,917

Operating Expenses:
Product development	1,783	1,403
Selling, general and administrative	6,122	4,816
Total operating expenses	7,905	6,219
Loss from operations	(309)	(2,302)

Other income (expense):
Interest Expense	(433)	(58)
Other, net	(123)	139
Other income (expense), net	(556)	81

Loss before income taxes	(865)	(2,221)
Provision (benefit) for income taxes	(7)	8
Net loss	$(858)	$(2,229)

Net loss per share:
Basic	$(0.08)	$(0.27)
Dilutive	$(0.08)	$(0.27)

Shares used in computing net loss per share:
Basic	11,240	8,367
Dilutive	11,240	8,367

UNIFY CORPORATION
RECONCILIATION OF GAAP OPERATING INCOME TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended
	July 31,
	2010	2009
GAAP loss from operations	$(309)	$(2,302)

Amortization of intangible assets	835	544
Stock based compensation expenses	252	151
Depreciation	115	58
Total adjustments to GAAP loss from operations	1,202	753

Adjusted EBITDA	$893	$(1,549)

UNIFY CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(In thousands, except per share data)

GAAP net loss	$(858)	$(2,229)

Amortization of intangible assets and warrant discount	878	555
Stock based compensation expenses	252	151
Professional fees related to mergers	1,423	333
Total adjustments to GAAP net loss	2,553	1,039

Non-GAAP net income (loss)	$1,695	$(1,190)

Non-GAAP diluted earnings (loss) per share	$0.15	$(0.14)